UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                         SYKES ENTERPRISES, INCORPORATED
                         -------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
                         ------------------------------
                         (Title of Class of Securities)

                                    871237103
                                  -------------
                                 (CUSIP Number)

                                November 17, 2000
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)
         [X]      Rule 13d-1(c)
         [ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              (Page 1 of 14 pages)

SCHEDULE 13G
Sykes Enterprises, Incorporated

CUSIP No. 871237103

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Ahmet H. Okumus
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)
                                                           (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OR ORGANIZATION

                     Republic of Turkey

--------------------------------------------------------------------------------
      NUMBER OF         5    SOLE VOTING POWER
        SHARES                                                0
     BENEFICIALLY       --------------------------------------------------------
       OWNED BY         6      SHARED VOTING POWER
         EACH                                         1,451,550
      REPORTING         --------------------------------------------------------
        PERSON          7      SOLE DISPOSITIVE POWER
         WITH                                                 0
                        --------------------------------------------------------
                           8 SHARED DISPOSITIVE POWER
                                                      1,451,550
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                      1,451,550

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                      3.6%
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*
                                       IN

                              (Page 2 of 14 pages)

SCHEDULE 13G
Sykes Enterprises, Incorporated

CUSIP No. 871237103

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Okumus Capital, LLC
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)
                                                           (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware

--------------------------------------------------------------------------------
      NUMBER OF         5    SOLE VOTING POWER
        SHARES                                              0
     BENEFICIALLY       --------------------------------------------------------
       OWNED BY         6      SHARED VOTING POWER
         EACH                                       1,149,058
      REPORTING         --------------------------------------------------------
        PERSON          7      SOLE DISPOSITIVE POWER
         WITH                                               0
                        --------------------------------------------------------
                           8 SHARED DISPOSITIVE POWER
                                                    1,149,058
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                    1,149,058

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                       2.8%
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*
                                       CO

                              (Page 3 of 14 pages)

SCHEDULE 13G
Sykes Enterprises, Incorporated

CUSIP No. 871237103

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                   Okumus Advisors, LLC
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)
                                                           (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware

--------------------------------------------------------------------------------
      NUMBER OF         5    SOLE VOTING POWER
        SHARES                                              0
     BENEFICIALLY       --------------------------------------------------------
       OWNED BY         6      SHARED VOTING POWER
         EACH                                         259,294
      REPORTING         --------------------------------------------------------
        PERSON          7      SOLE DISPOSITIVE POWER
         WITH                                               0
                        --------------------------------------------------------
                           8 SHARED DISPOSITIVE POWER
                                                      259,294
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                      259,294

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                      .64%
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*
                                       CO

                              (Page 4 of 14 pages)

SCHEDULE 13G
Sykes Enterprises, Incorporated

CUSIP No. 871237103

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Okumus Opportunity Partners, LP
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)
                                                           (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware

--------------------------------------------------------------------------------
      NUMBER OF         5    SOLE VOTING POWER
        SHARES                                              0
     BENEFICIALLY       --------------------------------------------------------
       OWNED BY         6      SHARED VOTING POWER
         EACH                                         259,294
      REPORTING         --------------------------------------------------------
        PERSON          7      SOLE DISPOSITIVE POWER
         WITH                                               0
                        --------------------------------------------------------
                           8 SHARED DISPOSITIVE POWER
                                                      259,294
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                      259,294

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                      .64%
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*
                                       PN

                              (Page 5 of 14 pages)

SCHEDULE 13G
Sykes Enterprises, Incorporated

CUSIP No. 871237103

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Okumus Technology Advisors, LLC
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)
                                                           (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware

--------------------------------------------------------------------------------
      NUMBER OF         5    SOLE VOTING POWER
        SHARES                                              0
     BENEFICIALLY       --------------------------------------------------------
       OWNED BY         6      SHARED VOTING POWER
         EACH                                         43,198
      REPORTING         --------------------------------------------------------
        PERSON          7      SOLE DISPOSITIVE POWER
         WITH                                               0
                        --------------------------------------------------------
                           8 SHARED DISPOSITIVE POWER
                                                      43,198
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                      43,198

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                       .1%
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*
                                       CO

                              (Page 6 of 14 pages)

SCHEDULE 13G
Sykes Enterprises, Incorporated

CUSIP No. 871237103

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                   Okumus Technology Value Partners, LP
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)
                                                           (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware

--------------------------------------------------------------------------------
      NUMBER OF         5    SOLE VOTING POWER
        SHARES                                              0
     BENEFICIALLY       --------------------------------------------------------
       OWNED BY         6      SHARED VOTING POWER
         EACH                                         43,198
      REPORTING         --------------------------------------------------------
        PERSON          7      SOLE DISPOSITIVE POWER
         WITH                                               0
                        --------------------------------------------------------
                           8 SHARED DISPOSITIVE POWER
                                                      43,198
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                      43,198

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                       .1%
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*
                                       PN

                              (Page 7 of 14 pages)

Item 1(a).  Name of Issuer:

            Sykes Enterprises, Incorporated

Item 1(b).  Address of Issuer's Principal Executive Offices:

            100 North Tampa Street
            Suite 3900
            Tampa, FL 33602

Item 2(a).  Name of Person Filing:

            This statement is filed by:

            (A) Ahmet H. Okumus ("Okumus") with respect to the shares of Common Stock, par value $.001 per share ("Common Stock") of Sykes Enterprises, Incorporated (the "Company") also beneficially owned by (a) Okumus Capital, LLC, a Delaware limited liability company ("OC"), of which Okumus is the managing member, (b) Okumus Advisors, LLC, a Delaware limited liability company ("OA"), of which Okumus is the managing member, and (c) Okumus Technology Advisors, LLC, a Delaware limited liability company ("OTA"), of which Okumus is the managing member;

            (B) OC, with respect to the shares of Common Stock also beneficially owned by Okumus Opportunity Fund, Ltd., an international business company incorporated in the British Virgin Islands, for which OC serves as the investment manager and by Okumus Technology Value Fund, Ltd., an international business company incorporated in the British Virgin Islands, for which OC serves as the investment manager;

            (C) OA, with respect to the shares of Common Stock also beneficially owned by Okumus Opportunity Partners, LP, a Delaware limited partnership ("OOP"), for which OA serves as general partner and investment advisor;

            (D) OOP, with respect to the shares of Common Stock owned directly by it;

            (E) OTA, with respect to the shares of Common Stock also beneficially owned by Okumus Technology Value Partners, LP, a Delaware limited partnership ("OTVP"), for which OTA serves as general partner and investment advisor;

            (F) OTVP, with respect to the shares of Common Stock owned directly by it;

            The foregoing persons are hereinafter collectively referred to as the "Reporting Persons."

Item 2(b).   Address of Principal Business Office or, if None, Residence:

             The principal business office of each of the Reporting Persons is:
                  575 Lexington Avenue, 7th Floor
                  New York, New York 10022



                              (Page 8 of 14 pages)

Item 2(c).   Citizenship:

             Okumus is a citizen of the Republic of Turkey; OOF and OTVF are each incorporated under the laws of the British Virgin Islands, and OC, OA, OTA, OOP and OTVP are each organized under the laws of the State of Delaware.

Item 2(d).   Title of Class of Securities:

             Common stock, $.001 par value

Item 2(e).   CUSIP Number:

             871237103

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                  (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

                  (b) [ ]  Bank as defined in Section 3(a)(6) of the
                           Exchange Act.

                  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

                  (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

                  (e) [ ] An investment adviser in accordance with Rule 13d- 1(b)(1)(ii)(E);

                  (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                  (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                  (j) [ ]  Group, in  accordance with Rule
                           13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     A.  Okumus
         (a)  Amount beneficially owned: 1,451,550
         (b)  Percent of class:         3.6%
         (c)  (i)   Sole power to vote or direct the vote:                     0
              (ii)  Shared power to vote or direct the vote:           1,451,550
              (iii) Sole power to dispose or direct the disposition:           0
              (iv)  Shared power to dispose or direct the disposition: 1,451,550

     B.  OC
         (a)  Amount beneficially owned: 1,149,058
         (b)  Percent of class:         2.8%
         (c)  (i)   Sole power to vote or direct the vote:                     0
              (ii)  Shared power to vote or direct the vote:           1,149,058
              (iii) Sole power to dispose or direct the disposition:           0
              (iv)  Shared power to dispose or direct the disposition: 1,149,058

                              (Page 9 of 14 pages)

     C.  OA
         (a)  Amount beneficially owned: 259,294
         (b)  Percent of class:        .64%
         (c)  (i)   Sole power to vote or direct the vote:                     0
              (ii)  Shared power to vote or direct the vote:             259,294
              (iii) Sole power to dispose or direct the disposition:           0
              (iv)  Shared power to dispose or direct the disposition:   259,294

     D.  OOP
         (a)  Amount beneficially owned: 259,294
         (b)  Percent of class:        .64%
         (c)  (i)   Sole power to vote or direct the vote:                     0
              (ii)  Shared power to vote or direct the vote:             259,294
              (iii) Sole power to dispose or direct the disposition:           0
              (iv)  Shared power to dispose or direct the disposition:   259,294

     E.  OTA
         (a)  Amount beneficially owned: 43,198
         (b)  Percent of class:        .1%
         (c)  (i)   Sole power to vote or direct the vote:                     0
              (ii)  Shared power to vote or direct the vote:              43,198
              (iii) Sole power to dispose or direct the disposition:           0
              (iv)  Shared power to dispose or direct the disposition:    43,198

     F.  OTVP
         (a)  Amount beneficially owned: 43,198
         (b)  Percent of class:        .1%
         (c)  (i)   Sole power to vote or direct the vote:                     0
              (ii)  Shared power to vote or direct the vote:              43,198
              (iii) Sole power to dispose or direct the disposition:           0
              (iv)  Shared power to dispose or direct the disposition:    43,198

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following box. [X]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         not applicable

Item 8.  Identification and Classification of Members of the Group.

         not applicable


                              (Page 10 of 14 pages)

Item 9.  Notice of Dissolution of Group.

         not applicable

Item 10. Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:   December 8, 2000


                                          /s/ Ahmet H. Okumus
                                         ------------------------------
                                         Ahmet H. Okumus


                                         OKUMUS CAPITAL, LLC.

                                         By: /s/ Ahmet H. Okumus
                                         ------------------------------
                                             Ahmet H. Okumus
                                             Managing Member


                                         OKUMUS ADVISORS, LLC.

                                         By: /s/ Ahmet H. Okumus
                                         ------------------------------
                                             Ahmet H. Okumus
                                             Managing Member


                                         OKUMUS OPPORTUNITY PARTNERS, LP
                                         By: Okumus Advisors, LLC
                                             its General Partner

                                         By: /s/ Ahmet H. Okumus
                                         ------------------------------
                                             Ahmet H. Okumus
                                             Managing Member




                              (Page 11 of 14 pages)

                                         OKUMUS TECHNOLOGY ADVISORS, LLC.

                                         By: /s/ Ahmet H. Okumus
                                            --------------------------
                                             Ahmet H. Okumus
                                             Managing Member


                                         OKUMUS TECHNOLOGY VALUE PARTNERS, LP
                                         By: Okumus Advisors, LLC
                                             its General Partner

                                         By: /s/ Ahmet H. Okumus
                                            --------------------------
                                             Ahmet H. Okumus
                                             Managing Member


                                                 EXHIBIT INDEX
                                                 -------------
Exhibits

1. Joint Filing Agreement, dated December 8, 2000, among Okumus, OC, OA, OOP, OTA and OTVP.


















                              (Page 12 of 14 pages)